Execution Version

SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This Second Amendment dated as of June 15, 2012 to Third Amended and Restated Credit Agreement (this “Amendment”) is entered into by and among Ferro Corporation, an Ohio corporation (the “Company”), the Subsidiaries of the Company listed on the signature pages hereto, the several banks and other financial institutions or entities listed on the signature pages hereto as Lenders, and PNC Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement, the Security Agreement and the Guaranty, as applicable.

W I T N E S S E TH:

WHEREAS, the Company, the Lenders from time to time party thereto, the Administrative Agent, the Collateral Agent, the Issuer and the Syndication Agents have entered into the Third Amended and Restated Credit Agreement, dated as of August 24, 2010 (as amended, restated, supplemented, waived or otherwise modified prior to the date hereof, the “Credit Agreement”);

WHEREAS, the Company has requested that the Credit Agreement be amended as more fully set forth herein; and

WHEREAS, the Lenders signing below, constituting at least the Required Lenders, are willing to amend the Credit Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto hereby agree and covenant as follows:

SECTION 1. Amendments.

(a) Section 1.1 of the Credit Agreement shall be amended by amending and restating the definition of “Capital Expenditures” in its entirety as follows:

“Capital Expenditures” means, for any period, the aggregate amount of all expenditures of the Company and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures on the Company’s Consolidated Statement of Cash Flows; provided, that up to $10,000,000 in the aggregate of such expenditures attributable to the Company’s Polymer Additives Division after the Second Amendment Effective Date shall be excluded from the calculation of Capital Expenditures.

(b) Section 1.1 of the Credit Agreement shall be amended by amending and restating the definition of “EBITDA” in its entirety as follows:

“EBITDA” means, for any applicable period, the sum of (a) Net Income, plus (b) to the extent deducted in determining Net Income, and without duplication, the sum of (i) amortization expense, (ii) income tax expense, (iii) Interest Expense, (iv) depreciation expense, (v) restructuring expenses attributable to the Company’s restructuring (x) in the 2010 Fiscal Year in an aggregate amount not to exceed $19,000,000 for the period commencing July 1, 2010 and (y) in the 2012 Fiscal Year, the 2013 Fiscal Year and the 2014 Fiscal Year in an amount not to exceed $10,000,000 in any such Fiscal Year and $20,000,000 in the aggregate, (vi) non-recurring fees, non-cash charges, cash charges and other cash expenses paid in connection with the preparation, negotiation, approval, execution and delivery this Agreement and the other Loan Documents and the Senior Note Documents, including, in each case, amendments, waivers and other modifications thereto, (vii) non-cash expenses incurred in connection with asset write-offs, including, but not limited to, goodwill impairments, (viii) if applicable, any swap or hedge breakage costs relating to interest rate swaps or hedges in effect on the Closing Date, in each case to the extent any such costs do not constitute Interest Expense, (ix) non-cash losses resulting from mark-to-market accounting treatment of interest rate hedging agreements, (x) non-cash losses resulting from mark-to-market accounting treatment of metals owned by the Company as of the date of determination and recorded as assets on the consolidated balance sheet of the Company and its Subsidiaries, (xi) all charges and associated expenses in connection with the refinancing, retirement or extinguishment of any Indebtedness, including initial issuance costs, prepayment penalties, swap breakage fees and write-off of deferred issuance fees, (xii) non-recurring one-time charges and expenses in an aggregate amount in any Fiscal Year not to exceed $10,000,000, (xiii) non-recurring charges related to pension settlement or curtailment in an aggregate amount not to exceed $20,000,000 over the term of this Agreement and (xiv) expenses paid in connection with the implementation of the Ferro Business Systems Initiative not to exceed $15,000,000 in the aggregate over the term of this Agreement, minus (c) to the extent added in determining Net Income, the sum of (i) non-cash gains resulting from mark-to-market accounting treatment of interest rate hedging agreements and (ii) non-cash gains resulting from mark-to-market accounting treatment of metals owned by the Company as of the date of determination and recorded as assets on the consolidated balance sheet of the Company and its Subsidiaries. Notwithstanding the foregoing, EBITDA for the Fiscal Quarters ending December 31, 2009, March 31, 2010 and June 30, 2010 shall be deemed to be $54,530,000, $57,815,000, and $70,813,000, respectively.

(c) Section 1.1 of the Credit Agreement shall be amended by deleting the definition of “Fixed Charge Coverage Ratio” in its entirety.

(d) Section 1.1 of the Credit Agreement shall be amended by adding therein the following definitions in appropriate alphabetical order:

“Ferro Business Systems Initiative” means the initiative to standardize and simplify the Company’s global business processes and to upgrade the Company’s internal management SAP ERP based systems.

“Interest Coverage Ratio” means, as of the close of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters of (a) EBITDA (for all such Fiscal Quarters) to (b) the sum of (i) Interest Expense actually paid in cash during such Fiscal Quarters (excluding (A) initial issuance costs paid in connection with Indebtedness incurred in respect of the Obligations and Indebtedness under the Senior Note Documents, (B) any make-whole premium or Interest Expense payable in connection with the prepayment of Indebtedness under the Existing Credit Agreement and the Existing Notes and (C) if applicable, any swap or hedge breakage costs relating to interest rate swaps or hedges in effect on the Closing Date (including any such costs incurred in connection with a prepayment of the term loans under the Existing Credit Agreement)) and (ii) finance expenses actually paid in connection with the Permitted Receivables Program during such Fiscal Quarters; provided, that non-recurring fees, non-cash charges, cash charges and other cash expenses paid in connection with or related to the preparation, negotiation, approval, execution and delivery of the amendment and restatement of this Agreement and the other Loan Documents and the Senior Note Documents, including, in each case, amendments, waivers and other modifications thereto, shall be excluded from clause (b) above.

“Second Amendment” means that certain Second Amendment dated as of June 15, 2012 to Third Amended and Restated Credit Agreement by and among the Company, the Subsidiaries of the Company listed on the signature pages thereto, the Required Lenders, the Administrative Agent and the Collateral Agent.

“Second Amendment Effective Date” is defined in the Second Amendment.

(e) Section 1.4(b) of the Credit Agreement shall be amended by replacing “Fixed Charge Coverage Ratio” appearing therein with “Interest Coverage Ratio”.

(f) Section 7.2.2(h) of the Credit Agreement shall be amended and restated in its entirety as follows:

“(h) Indebtedness of Foreign Subsidiaries in connection with local lines of credit in an aggregate amount not to exceed $50,000,000, and Contingent Liabilities of the Company in respect of the foregoing.”

(g) Section 7.2.4 of the Credit Agreement shall be amended and restated in its entirety as follows:

“Section 7.2.4. Financial Condition and Operations. The Company will not permit any of the events set forth below to occur.

(a) The Company will not permit the Leverage Ratio as of the last day of any Fiscal Quarter set forth below to be greater than the ratio set forth opposite such period.

Fiscal Quarter Ending	Leverage Ratio
June 30, 2012	3.50:1.00

September 30, 2012	4.25:1.00

December 31, 2012	4.25:1.00

March 31, 2013 and each Fiscal Quarter thereafter	3.50:1.00

(b) The Company will not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter set forth below to be less than the ratio set forth opposite such period.

Fiscal Quarter Ending	Interest Coverage Ratio
June 30, 2012	2.50:1.00

September 30, 2012	2.50:1.00

December 31, 2012	2.75:1.00

March 31, 2013 and each Fiscal Quarter thereafter	3.00:1.00

(h) Section 7.2 of the Credit Agreement shall be amended by adding a new Section 7.2.13 thereto as follows:

“Section 7.2.13. Capital Expenditures. The Company will not permit the aggregate amount of Capital Expenditures made by the Company and its Subsidiaries in any period set forth below to exceed the amount set forth below for such period:

Period	Maximum Capital Expenditures
Three months ending June 30, 2012	$20,000,000

Six months ending September 30, 2012	$35,000,000

Nine months ending December 31, 2012	$50,000,000

Twelve months ending March 31, 2013	$65,000,000

2013 Fiscal Year and each Fiscal Year thereafter	$65,000,000

The amount of permitted Capital Expenditures set forth above in respect of any Fiscal Year commencing with the 2014 Fiscal Year shall be increased by the amount of unused permitted Capital Expenditures for the immediately preceding Fiscal Year, provided, that unused permitted Capital Expenditures may not be carried forward for more than one Fiscal Year, with any Capital Expenditures being carried forward being deemed to be the first Capital Expenditures in any Fiscal Year.

(i) Exhibit E (Form of Compliance Certificate) to the Credit Agreement shall be amended and restated in its entirety by Exhibit E attached hereto.

SECTION 2. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the satisfaction of the following conditions (the date on which such conditions are satisfied, the “Second Amendment Effective Date”):

(a) The Administrative Agent shall have received duly executed and delivered counterparts of this Amendment that, when taken together, bear the signatures of (i) the Company, (ii) the Grantors, (iii) the Guarantors, (iv) the Administrative Agent, (v) the Collateral Agent and (vi) the Required Lenders.

(b) The Company shall have paid to the Administrative Agent all outstanding fees, costs and expenses owing to the Administrative Agent and its Affiliates as of such date, except that the Company shall pay the reasonable fees, disbursements and other charges of Latham & Watkins LLP, counsel for the Administrative Agent, within seven days following receipt of an invoice therefor and such payment shall not constitute a condition to the occurrence of the Second Amendment Effective Date.

(c) The Administrative Agent shall have received a certificate, dated as of the Second Amendment Effective Date, duly executed and delivered by an Authorized Officer of the Company, as to the matters described in Section 3(a)(ii) and Section 3(a)(iii) of this Amendment.

(d) The Company shall have paid to the Administrative Agent for the account of each Lender that has executed and delivered a signature page approving this Amendment on or before 5 p.m. (New York City time) on Wednesday, June 13, 2012, a fee in an amount equal to 0.05% of the aggregate amount of such Lender’s Revolving Loan Commitment (whether used or unused).

SECTION 3. Miscellaneous.

(a) Representations and Warranties. To induce the other parties hereto to enter into this Amendment, the Company, the Grantors and the Guarantors represent and warrant to each of the Lenders, the Administrative Agent and the Collateral Agent that, as of the Second Amendment Effective Date:

(i) This Amendment has been duly authorized, executed and delivered by the Company, the Grantors and the Guarantors, and this Amendment and the Credit Agreement (after giving effect to this Amendment) constitute the Company’s, each Grantor’s and each Guarantor’s, as applicable, legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(ii) The representations and warranties set forth in the Credit Agreement and each other Loan Document are, in each case after giving effect to this Amendment, true and correct in all material respects on and as of the Second Amendment Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they were true and correct in all material respects as of such earlier date;

(iii) No Default has occurred and is continuing; and

(iv) The execution, delivery and performance by the Company, each Grantor and each Guarantor of this Amendment do not (x) contravene any (A) such Person’s Organic Documents, (B) court decree or order binding on or affecting any such Person or (C) law or governmental regulation binding on or affecting any such Person or (y) result in (A) or require the creation or imposition of, any Lien on any such Person’s properties (except as permitted by the Credit Agreement) or (B) a default under any contractual restriction binding on or affecting any such Person.

(b) Affirmation and Consent. Each of the Company, each Grantor and each Guarantor hereby reaffirms, as of the Second Amendment Effective Date, (i) the covenants and agreements made by such Person contained in each Loan Document to which it is a party, (ii) with respect to each Guarantor, its guarantee of payment of the Guaranteed Obligations pursuant to the Guaranty, and (iii) with respect to each Grantor party to the Security Agreement or a Mortgage, its pledges and other grants of Liens in respect of the Secured Obligations pursuant to any such Loan Document, in each case, as such covenants, agreements and other provisions may be modified by this Amendment.

(c) Cross-References. References in this Amendment to any Article or Section are, unless otherwise specified, to such Article or Section of this Amendment.

(d) Loan Document Pursuant to Credit Agreement. This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with all of the terms and provisions of the Credit Agreement, as amended hereby, including Article X thereof.

(e) Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(f) Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which when executed and delivered shall be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile (or pdf or other electronic transmission) shall be effective as delivery of a manually executed counterpart of this Amendment.

(g) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(h) Full Force and Effect; Limited Amendment.

(i) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agents or the Collateral Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Company, the Grantors and the Guarantors to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

(ii) The parties hereto acknowledge and agree that (i) this Amendment and any other Loan Documents executed and delivered in connection herewith do not constitute a novation, or termination of the “Obligations” (as defined in the Loan Documents) under the Credit Agreement as in effect prior to the Second Amendment Effective Date; (ii) such “Obligations” are in all respects continuing (as amended hereby) with only the terms thereof being modified to the extent provided in this Amendment; and (iii) the Liens and security interests as granted under the Loan Documents securing payment of such “Obligations” are in all such respects continuing in full force and effect and secure the payments of the “Obligations”.

(i) Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

FERRO CORPORATION

By: /s/ John T. Bingle
Name: John T. Bingle
Title: Treasurer

FERRO ELECTRONIC MATERIALS INC.

By: /s/ John T. Bingle
Name: John T. Bingle
Title: Treasurer

FERRO PFANSTIEHL LABORATORIES, INC.

By: /s/ John T. Bingle
Name: John T. Bingle
Title: Treasurer

FERRO INTERNATIONAL SERVICES INC.

By: /s/ John T. Bingle
Name: John T. Bingle
Title: Treasurer

FERRO CHINA HOLDINGS INC.

By: /s/ John T. Bingle
Name: John T. Bingle
Title: Treasurer

OHIO-MISSISSIPPI CORPORATION

By: /s/ John T. Bingle
Name: John T. Bingle
Title: Treasurer

CATAPHOTE CONTRACTING COMPANY

By: /s/ John T. Bingle
Name: John T. Bingle
Title: Treasurer

THE FERRO ENAMEL SUPPLY COMPANY

By: /s/ John T. Bingle
Name: John T. Bingle
Title: Treasurer

FERRO FAR EAST, INC.

By: /s/ John T. Bingle
Name: John T. Bingle
Title: Treasurer

PNC BANK, NATIONAL ASSOCIATION, as Administrative

Agent, Collateral Agent and a Lender

By: /s/ Christian S. Brown
Name: Christian S. Brown
Title: Senior Vice President

Name of Lender:

KEYBANK NATIONAL ASSOCIATION

By: /s/ Brian P. Fox
Name: Brian P. Fox
Title: Vice President

Name of Lender:

RBS Citizens, N.A.

By: /s/ Joshua Botnick
Name: Joshua Botnick
Title: Vice President

Name of Lender:

US BANK NATIONAL ASSOCIATION

By: /s/ Patrick H. McGraw
Name: Patrick H. McGraw
Title: Vice President

Name of Lender:

Citibank, N.A.

By: /s/ David Jaffee
Name: David Jaffe
Title: Vice President

Name of Lender:

FIRSTMERIT BANK, N.A.

By: /s/ Robert G. Morlan
Name: Robert G. Morlan
Title: Senior Vice President

Name of Lender:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By: /s/ Bill O’Daly
Name: Bill O’Daly
Title: Director

By: /s/ Tyler R. Smith
Name: Tyler R. Smith
Title: Associate

Name of Lender:

THE PRIVATE BANK AND TRUST COMPANY

By: /s/ Robert M. Walker
Name: Robert M. Walker
Title: Managing Director

Name of Lender:

First Commonwealth Bank

By: /s/ Stephen J. Orban
Name: Stephen J. Orban
Title: Senior Vice President

Name of Lender:

Bank of America

By: /s/ Matthew Buzzelli
Name: Matthew Buzzelli
Title: Senior Vice President

Name of Lender:

JP Morgan Chase Bank, N.A.

By: /s/ Diane M. Faunda
Name: Diane M. Faunda
Title: Managing Director

Name of Lender:

Fifth Third Bank

By: /s/ Sandra Centa
Name: Sandra Centa
Title: Vice President

EXHIBIT E

[FORM OF] COMPLIANCE CERTIFICATE

FERRO CORPORATION

This Compliance Certificate is delivered pursuant to Section 7.1.1 Third Amended and Restated Credit Agreement, dated as of August 24, 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Ferro Corporation, an Ohio corporation (the “Company”), as a borrower, the Designated Borrowers from time to time party thereto, the various financial institutions and other Persons from time to time parties thereto, PNC Bank, National Association, as the Administrative Agent and as the Collateral Agent for the Secured Parties, and JP Morgan Chase Bank, N.A. and Bank of America, N.A., as Syndication Agents. Terms used herein, unless otherwise defined herein, have the meanings provided in the Credit Agreement.

The Company hereby certifies, represents and warrants that, as of              , 20       (the “Computation Date”), no Default had occurred and was continuing.1 The Company hereby further represents and warrants that as of the Computation Date:

1. Financial Covenants:

(a) The maximum Leverage Ratio permitted pursuant to clause (a) of Section 7.2.4 of the Credit Agreement on the Computation Date is        to 1.00. The actual Leverage Ratio was        to 1.00, as computed on Attachment I hereto, and, accordingly, the covenant [has][has not] been complied with.

(b) The minimum Interest Coverage Ratio permitted pursuant to clause (b) of Section 7.2.4 of the Credit Agreement on the Computation Date is        to 1.00. The actual Interest Coverage Ratio was        to 1.00, as computed on Attachment II hereto, and, accordingly, the covenant [has][has not] been complied with.

(c) The maximum Capital Expenditures permitted pursuant to Section 7.2.13 of the Credit Agreement for the period ending on the Computation Date, including unused permitted Capital Expenditures carried forward from the immediately preceding Fiscal Year, are $      as computed on Attachment III hereto. The actual Capital Expenditures for the period ending on the Computation Date were $      , and, accordingly the covenant [has][has not] been complied with.

2. Subsidiaries: No Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate.2

IN WITNESS WHEREOF, the Company has caused this Compliance Certificate to be executed and delivered, and the certifications and warranties contained herein to be made on behalf of the Company, by the chief financial or accounting Authorized Officer of the Company as of       , 20      .

FERRO CORPORATION

By
Name:
Title:

LEVERAGE RATIO

as of the last day of the Fiscal Quarter ending on or
immediately preceding the Computation Date

1. Total Debt: the outstanding principal amount of the following types of Indebtedness of the Company and its Subsidiaries as of the last day of the Fiscal Quarter ending on or immediately preceding the Computation Date (exclusive of intercompany Indebtedness between the Company and its Subsidiaries):

(a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (which, in the case of the Loans, shall be deemed to equal the Dollar Equivalent (determined as of the most recent Revaluation Date) for any Loans denominated in an Alternate Currency)
$

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person (which, in the ease of Letter of Credit Outstandings, shall be deemed to equal the Dollar Equivalent (determined as of the most recent Revaluation Date) for any Letter of Credit Outstandings denominated in an Alternate Currency).
$

(c) all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty (“Capitalized Lease Liabilities”)
$

(d) obligations arising under any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (i) that is not a capital lease in accordance with GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor (synthetic leases)
$

(e) all obligations (other than intercompany obligations) of such Person pursuant to any Permitted Receivables Program	$

(f) the stated value, or liquidation value if higher, of all Redeemable Stock of such Person	$

(g) (without duplication) any Contingent Liability in respect of any of the foregoing	$

(h) The sum of Items 1(a) through 1(g)	$

2. EBITDA as of the last day of the Fiscal Quarter ending on or immediately preceding the Computation Date and each of the three immediately preceding Fiscal Quarters:

(a) Net Income	$

plus, to the extent deducted in determining Net Income:

(b) amortization expense	$

(c) income tax expense	$

(d) Interest Expense	$

(e) depreciation expense	$

(f) restructuring expenses attributable to the Company’s restructuring (i) in 2010 in an aggregate amount not to exceed $19,000,000 for the period commencing July 1, 2010 and (ii) in the 2012 Fiscal Year, the 2013 Fiscal Year and the 2014 Fiscal Year in an amount not to exceed $10,000,000 in any such Fiscal Year and $20,000,000 in the aggregate
$

(g) non-recurring fees, non-cash charges, cash charges and other cash expenses paid in connection with the preparation, negotiation, approval, execution and delivery of the Credit Agreement and the other Loan Documents and the Senior Note Documents (each as defined therein), including, in each case, amendments, waivers and other modifications thereto
$

(h) non-cash expenses incurred in connection with asset write-offs, including, but not limited to, goodwill impairments	$

(i) if applicable, any swap or hedge breakage costs relating to interest rate swaps or hedges in effect on the Closing Date, in each case to the extent any such costs do not constitute Interest Expense
$

(j) non-cash losses resulting from mark-to-market accounting treatment of interest rate hedging agreements	$

(k) non-cash losses resulting from mark-to-market accounting treatment of metals owned by the Company as of the date of determination and recorded as assets on the consolidated balance sheet of the Company and its Subsidiaries
$

(l) all charges and associated expenses in connection with the refinancing, retirement or extinguishment of any Indebtedness, including initial issuance costs, prepayment penalties, swap breakage fees and write-off of deferred issuance fees
$

(m) non-recurring one-time charges and expenses in an aggregate amount in any Fiscal Year not to exceed $10,000,000	$

(n) non-recurring charges related to pension settlement or curtailment in an aggregate amount not to exceed $20,000,000 over the term of the Credit Agreement	$

(o) expenses paid in connection with the implementation of the Ferro Business Systems Initiative not to exceed $15,000,000 in the aggregate over the term of the Credit Agreement	$

minus, to the extent added in determining Net Income:

(p) non-cash gains resulting from mark-to-market accounting treatment of interest rate hedging agreements	$

(q) non-cash gains resulting from mark-to-market accounting treatment of metals owned by the Company as of the date of determination and recorded as assets on the consolidated balance sheet of the Company and its Subsidiaries
$

(r) The sum of Items 2(a) through 2(o) minus the sum of Items 2(p) and (q)	$	[3]

3. LEVERAGE RATIO: ratio of Item 1(h) to Item 2(r)		___: 1.00

INTEREST COVERAGE RATIO
as of the last day of the Fiscal Quarter ending on or
immediately preceding the Computation Date

1. EBITDA (see Item 2(r) of Attachment I)	$—

2. The sum (for the period consisting of the Fiscal Quarter ending on or immediately preceding the Computation Date and each of the three immediately preceding Fiscal Quarters) of	$—

(a) Interest Expense actually paid in cash during such Fiscal Quarters[4]	$—

(b) finance expenses actually paid in connection with the Permitted Receivables Program during such Fiscal Quarters.	$—

3. INTEREST COVERAGE RATIO: the ratio of Item 1 to Item 2	____: 1.00

CAPITAL EXPENDITURES
for the ___ month period ending on the Computation Date

(a) Maximum Capital Expenditures for the period ending on the Computation Date pursuant to Section 7.2.13 of the Credit Agreement (excluding carry forwards):	$—

(b) Permitted unused Capital Expenditures carried forward from the immediately preceding Fiscal Year	$—

(c) Maximum allowed Capital Expenditures for the period ending on the Computation Date (a+b)	$—

(d) Actual Capital Expenditures for the period ending on the Computation Date	$—

[1]	If a Default has occurred, specify the details of such Default and the action that the Company or an Obligor has taken or proposes to take with respect thereto.

[2]	If a Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate, the Company must certify that such Subsidiary has complied with Section 7.1.8 of the Credit Agreement.

[3]	EBITDA for the Fiscal Quarters ending December 31, 2009, March 31, 2010 and June 30, 2010 shall be deemed to be $54,530,000, $57,815,000, and $70,813,000, respectively.

[4]	Excluding (A) initial issuance costs paid in connection with Indebtedness incurred in respect of the Obligations and Indebtedness under the Senior Note Documents, (B) any make-whole premium or Interest Expense payable in connection with the prepayment of Indebtedness under the Existing Credit Agreement and the Existing Notes and (C) if applicable, any swap or hedge breakage costs relating to interest rate swaps or hedges in effect on the Closing Date (including any such costs incurred in connection with a prepayment of the term loans under the Existing Credit Agreement)); provided, that non-recurring fees, non-cash charges, cash charges and other cash expenses paid in connection with or related to the preparation, negotiation, approval, execution and delivery of the amendment and restatement of this Agreement and the other Loan Documents and the Senior Note Documents, including, in each case, amendments, waivers and other modifications thereto, shall also be excluded.